CADOGAN OPPORTUNISTIC ALTERNATIVES FUND, LLC
FIRST AMENDMENT TO THE FUND ADMINISTRATION
SERVICING AGREEMENT

THIS FIRST AMENDMENT, effective as of July 30, 2009, to the Fund Administration Servicing Agreement, dated as of July 30, 2007 (the “Agreement”), is entered into by and between CADOGAN OPPORTUNISTIC ALTERNATIVES FUND, LLC, a Delaware limited liability company (the “Fund”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the length of the Agreement and the schedule of the fees; and

WHEREAS, Section 10 of the Agreement allows for its amendment by a written instrument executed by all parties and authorized and approved by the Fund’s Board of Trustees.

NOW, THEREFORE, the parties agree to the following:

Section 10 shall be superseded and replaced in its entirety with the following:

10.  Term of Agreement; Amendment.

This Agreement shall become effective as of July 30, 2009 and will continue in effect until July 30, 2011.  Subsequent to July 30, 2011, this Agreement may be terminated by either party upon giving 90 days prior written notice (in the case of termination by the Fund) or 180 days prior written notice (in the case of termination by USBFS) to the other party, or such shorter notice as is mutually agreed upon by the parties.  Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party.  This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Company, and authorized or approved by the Board of Directors.

Exhibit B, the fees of the Agreement, shall be superseded and replaced in its entirety with Exhibit B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

CADOGAN OPPORTUNISTIC ALTHERNATIVES FUND, LLC	U.S. BANCORP FUND SERVICES,

By:___________________________	By:___________________________

Name:_________________________	Name: Michael R. McVoy

Title:__________________________	Title: Executive Vice President

Exhibit B to the Fund Administration Servicing Agreement

 Fee schedule at July 30, 2009

Cadogan Opportunistic Alternatives Fund, LLC

Administration Services: (Administration, Portfolio Valuation, Financial Reporting, Taxation, Fund Accounting and Transfer Agency). Fund to be priced monthly.

Administration, Fund Accounting & Transfer Agency (TA):

12 basis points on the first $200 million (8.5 Admin., 2.0 Accounting and 1.5 for TA)
10 basis points on the next $200 million (6.5 Admin., 2.0 Accounting and 1.5 for TA)
8 basis points on the balance above $400 million (5.5 Admin., 1.0 Accounting and 1.5 for TA)

Complex minimum annual fee:  $120,000 ($70,000 for Admin., & Tax, $30,000 for Fund Accounting and $20,000 for TA)

Custody (if applicable):

1.0 basis points which includes transactions costs

Complex Minimum annual fee: $ 8,000

Extraordinary services - quoted separately
 Internet access to shareholder accounts
 Global custody
 Leverage/Lending

                Plus out-of-pocket expenses, including but not limited to:
Statements
Printing/Postage, Stationery
Programming /customization
Retention of records
Special reports
Federal and state regulatory filing fees
Edgarization
Expenses from U.S. Bancorp participation in client meetings
Auditing and legal expenses
Offshore registration